Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Invenda Corporation

Bethesda, Maryland

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2007, relating to the financial statements of Invenda Corporation appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/ BDO Seidman, LLP

Bethesda, Maryland

July 12, 2007